EXHIBIT 99.2

Contact:

Lotus Pharmaceuticals, Inc.	CCG Elite Investor Relations Inc.
Mr. Adam Wasserman, CFO	Mr. Crocker Coulson, President
Phone: (877) 801-0344	Phone: +1-646-213-1915 (New York)
info@LotusEast.com	Email: crocker.coulson@ccgir.com
Website: www.ccgelite.com

Lotus Pharmaceuticals, Inc. Reaffirms its Confidence in Meeting its Make Good Target for Fiscal Year 2008

Beijing, China, May 30, 2008 – Lotus Pharmaceuticals, Inc. (OTC BB: LTUS) (“Lotus” or the “Company”), a pharmaceutical company in the People’s Republic of China (“PRC”), today reiterates its confidence in meeting the “make good” earnings target of net income $13.1 million for the fiscal year 2008.

“With our continuous efforts in expanding our sales and distribution channels as well as upcoming market launches for three additional products, we remain confident in meeting our ‘make good’ net income target of $13.1 million for fiscal 2008,” said Dr. Zhongyi Liu, Chairman, CEO and President of Lotus Pharmaceuticals, Inc.

On February 26, 2008, Lotus raised $5 million in a private placement. As part of the terms of the transaction, the Company’s founders delivered in the aggregate 7,500,000 shares of the Company’s common stock owned by them (the “Escrow Shares”) to an escrow account. Subject to Lotus achieving certain earnings targets in fiscal years 2007, 2008 and 2009, these Escrow Shares shall be returned to the Company’s founders. In 2007, the Company exceeded the target net income of $8.5 million. The target for 2008 is 95% of $13.8 million in net income after eliminating the effect of non-cash charges associated with the private placement and adjusting for differences in the exchange rate between Chinese Renminbi and US dollars used in the Company’s 2008 financial statements and an exchange rate of RMB 7.30 to USD 1.00. Additional information can be found in the Form 8-K filed on February 26, 2008 with the U.S. Securities and Exchange Commission in connection with the private placement transaction.

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. (“Lotus”) controls and operates Liangfang Pharmaceutical, Ltd. (“Liangfang”) and Enze Jiashi Pharmaceutical, Ltd. (“Enze”), two pharmaceutical companies located in Beijing, China. Together, Liangfang and Enze form the main enterprise (together, “Lotus East”), which integrates the production, trade, sales and marketing operations of pharmaceutical products. Lotus East has some of the most advanced pharmaceutical-production equipments in China. The combined company has manufacturing facilities certified by the National GMP, a portfolio of medicines produced by Liangfang and/or Enze and a number of highly skilled scientists on staff. Lotus East has office facilities of 2,000 square meters, warehouse of 1,000 square meters and operates ten retail pharmacies in the Beijing area. Lotus East engages in the business of new drug discovery, drug manufacturing, wholesale and retail sale of medicines. For more information, visit http://www.LotusEast.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional information regarding risks can be found in the Company’s Annual Report on Form 10K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

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